Exhibit 99.2

M E M O R A N D U M

TO:                All Herley Industries, Inc. Employees

FROM:          Richard F. Poirier, President and Chief Executive Officer

DATE:           February 7, 2011

Subject:         Herley Industries, Inc. to be Acquired by Kratos Defense & Security Solutions, Inc.

I am sending you this note to inform you of a very exciting development at our company.

Today, Herley Industries, Inc. and Kratos Defense & Security Solutions, Inc. announced an agreement pursuant to which Kratos will launch a tender offer to acquire the outstanding shares of Herley for $19 per share in cash with the goal of combining the two companies. The execution of this definitive agreement represents a defining moment for Herley and Kratos as two of the premier Defense and National Security businesses in the industry today join forces. Kratos and Herley will combine expertise in C5ISR, weapons systems sustainment microwave technology and specialized National Security programs. Together we will have significant strengths and potential for growth through deep customer relationships, talented people, strong product delivery capabilities, and an expanded portfolio of products. We will also enjoy increased financial stability, scale and opportunity to invest and innovate. We expect the transaction to be completed by the end of the first quarter of this calendar year.

Headquartered in San Diego, California, with resources located throughout the U.S. and at key strategic military locations, Kratos provides mission critical products, services and solutions for United States National Security. Principal products, services and solution offerings relate to and support C5ISR, weapon systems sustainment, military weapon range operations and technical services, network engineering services, information assurance and cybersecurity solutions, security and surveillance systems, and critical infrastructure security system design and integration.

Being a leading source of innovative products to the defense industry means delivering on what matters to our customers and makes them successful. This is as important as ever. We, with Kratos, are fully committed to ensuring stability, continuity and consistency for our employees and customers as we integrate our two companies. It is our mutual intention that we complete this transaction with as little distraction and disruption as possible for our employees and for our customers. Separately we have strong capabilities and product offerings for our defense industry customers. Together we are even stronger.

While we realize that you may have questions about the implications of today’s announcement on your employment and your future with the combined company, we are excited about the future growth opportunities of the combined company and the opportunity for our employees to remain active and dedicated employees of the combined company. As such, we believe that the employees of both companies have many reasons to feel very good about the future. In that regard, please be assured that no changes are being contemplated to your compensation and benefits due to the transaction. In addition, Herley is expected to remain intact following the consummation of the transaction and a thoughtful integration process is being planned that does not contemplate any operating facility shut-downs, reconstructions or consolidations.

We also realize that there will be many questions about plans for the combined company. The leadership of both companies will be visible and will continue to communicate at various times throughout the transaction process. We want to give you as much information as possible, but please understand that there are some details that are yet to be worked out. So, we may not have the answers to all of your questions immediately. Over the next weeks, we will frequently issue communications and answer your questions through FAQs as more information becomes available. For more information, please also see our press release.

What should we all focus on —

•	First, our customers. We must continue to serve them well, exceed their expectations and give them confidence in the merged company by delivering on our commitments and making them successful.

•	Next, our team and colleagues at our various locations. We all want to collectively feel the energy, opportunity and great growth potential that is a part of our future.

•	Finally, our 2011 goals and business priorities. We expect to operate with a continued, strong sense of urgency on a “business as usual” basis, eliminating distractions and minimizing disruptions.

This is a very exciting time for Herley and Kratos. We expect many great opportunities to result from this transaction. Now, as always, we must focus on supporting our customers by continuing to deliver quality products and services.

Thank you for your support, hard work and dedication to the customers we serve.

Best,

Rich

IMPORTANT INFORMATION

The tender offer to purchase shares of Herley common stock referenced in this correspondence has not yet commenced, and this correspondence is neither an offer to purchase, nor a solicitation of an offer to sell, any securities. The tender offer to purchase shares of Herley common stock will be made only pursuant to a Tender Offer Statement on Schedule TO containing an offer to purchase, forms of letters of transmittal and other documents relating to the tender offer (the “Tender Offer Statement”), which Lanza Acquisition Co., a wholly-owned subsidiary of Kratos Defense & Security Solutions, Inc. will file with the SEC and mail to Herley stockholders. At the time the tender offer is commenced, Herley will file a Solicitation / Recommendation Statement with respect to the tender offer (the “Recommendation Statement”). Security holders of Herley are advised to read the Tender Offer Statement and Recommendation Statement when they become available, because they will contain important information about the tender offer. Investors and security holders of Herley also are advised that they may obtain free copies of the Tender Offer Statement and other documents filed by Kratos Defense & Security Solutions, Inc. with the SEC (when these documents become available) and the Recommendation Statement and other documents filed by Herley Industries, Inc. (when these documents become available) on the SEC’s website at http://www.sec.gov. In addition, free copies of the Tender Offer Statement and related materials may be downloaded (when these documents become available) from Herley’s website at: http://www.Herley.com/index.cfm?act=investor; and free copies of the Recommendation Statement and related materials may be obtained (when these documents become available) from Herley by written request to: Herley Industries, Inc., Attn: Investor Relations, 3061 Industry Drive, Suite 200, Lancaster, PA 17603.